Exhibit 10.1

PROTECTION ONE, INC.

      , 2005

Re:                          Grant of Restricted Share Units

Dear                            :

Protection One, Inc., a Delaware corporation (the “Company”), is pleased to advise you that, pursuant to the Company’s 1997 Long-Term Incentive Plan (the “Plan”) and director compensation program, the Board has granted to you an award of               restricted share units (the “Restricted Units”) under the Plan, effective as of the date hereof (the “Date of Grant”), subject to the terms and conditions set forth herein.  Certain capitalized terms used herein are defined in Section 10 below.  Any capitalized terms used herein and not defined herein have the meanings set forth in the Plan.

1.             Issuance of Restricted Units.  The Restricted Units shall be awarded to you as of the Date of Grant.  Each Restricted Unit in intended to be equivalent in value to one share of Common Stock and shall entitle you to receive from the Company on each Vesting Date (as defined herein) one share of Common Stock for each Restricted Unit that vest on such date.

2.             Vesting of Restricted Units.

(a)           of the Restricted Units shall vest and convert into shares of Common Stock on               (each such date, a “Vesting Date”); provided, however, that any and all unvested Restricted Units shall be immediately forfeited in the event that you cease to serve as a                                     .

(b)           Notwithstanding the foregoing or any other provision hereof to the contrary (except as provided in this Section 2(b)), the provisions set forth in Section 7 of the Plan shall govern the vesting of the Restricted Units in the event there is a Change of Control prior to the Restricted Units becoming fully vested; provided, however, that for purposes of this Grant Agreement, any reference to “Western Resources, Inc.” in Section 7 of the Plan shall be deemed to mean “Quadrangle Group, LLC.”

3.             Dividends.  You shall be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock underlying each Restricted Unit; provided that, if any such dividends or distributions are paid in shares of Common Stock, you shall instead receive a number of additional restricted share units equal to the number of shares of Common Stock you would otherwise have received as a dividend; and provided further that, such additional restricted share units shall be subject to the same provisions of this Grant Agreement (including, without limitation, the vesting, forfeiture restrictions and restrictions on transferability provisions) as apply to the Restricted Units with respect to which they relate.

4.             Rights as Shareholder.  Except as provided in Section 3, you shall not have voting or any other rights as a shareholder of the Company with respect to the Restricted Units.  Upon the conversion of the Restricted Units into shares of Common Stock, you shall obtain full voting and other rights as a shareholder of the Company.

5.             Stock Certificates.  On or after the date the Restricted Units become nonforfeitable in accordance with Section 2 above (the “Delivery Date”), to the extent you request, you shall receive stock certificates (the “Certificates”) evidencing the conversion of Restricted Units into shares of Common Stock for consideration consisting of service as a                                 .  Certificates representing the unrestricted shares of Common Stock will be delivered to you as soon as reasonably practicable after you request such certificates.

6.             Withholding of Taxes.

(a)   Participant Election.  Unless otherwise determined by the Committee, you may elect to deliver shares of Common Stock (or have the Company withhold shares of Common Stock deliverable upon vesting of the Restricted Units) to satisfy, in whole or in part, the amount, if any, the Company is required to withhold for taxes in connection with the award of the Restricted Units or other securities pursuant to this Grant Agreement.  Such election must be made on or before the date the amount of tax to be withheld is determined.  Once made, the election shall be irrevocable.  The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.

(b)   Company Requirement.  The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld in connection with the award of the Restricted Units or other securities pursuant to this Grant Agreement.

7.             Transferability of Restricted Unit.  Transferability of the Restricted Units shall be governed by the relevant provisions of the Plan.

8.             Conformity with Plan.  The Restricted Units are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan (which is incorporated herein by reference).  Inconsistencies between this Grant Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By executing and returning the enclosed copy of this Grant Agreement, you acknowledge your receipt of this Grant Agreement and the Plan and agree to be bound by all of the terms of this Grant Agreement and the Plan.

9.             Rights of Participants.  Nothing in this Grant Agreement shall in any way confer upon you any right to continue as a director of, or in the performance of other services for, the Company or any subsidiary for any period of time, or to continue your present (or any other) rate of compensation or level of responsibility.  Nothing in this Grant Agreement shall confer upon you any right to be selected again as a Participant, and nothing in the Plan or this Grant Agreement shall provide for any adjustment to the number of Restricted Units upon the occurrence of subsequent events except as provided in the Plan.

10.           Certain Definitions.  For the purposes of this Grant Agreement, the following terms shall have the meanings set forth below:

“Grant Agreement” means this letter agreement, dated as of                             , 2005, between you and the Company, as the same may be amended or restated from time to time.

11.           Amendment or Substitution of Restricted Units.  The terms of the Restricted Units may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate; provided that, no such amendment shall adversely affect in a material manner any of your rights under this Grant Agreement without your written consent.

12.           Relation to Other Benefits.  Any economic or other benefit to you under this Grant Agreement or the Plan shall not be taken into account in determining any benefits to which you may be entitled under any retirement or other benefit or compensation plan maintained by the Company or any subsidiary.

13.           Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Grant Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

14.           Severability.  Whenever possible, each provision of this Grant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Grant Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Grant Agreement.

15.           Counterparts.  This Grant Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Grant Agreement.

16.           Descriptive Headings.  The descriptive headings of this Grant Agreement are inserted for convenience only and do not constitute a part of this Grant Agreement.

17.           Governing Law.  THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS GRANT AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

18.           Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Grant Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent by facsimile or (iv) sent by reputable overnight courier, to the recipient.  Such notices, demands and other communications shall be sent to you at the address specified in this Grant Agreement and to the Company at 1035 N. 3rd St., Suite 101, Lawrence, Kansas 66044, Attn: General Counsel, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

19.           Entire Agreement.  This Grant Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your grant of the Restricted Units.

*     *     *     *     *

Signature Page to Restricted Share Units Award Agreement

Please execute the extra copy of this Grant Agreement in the space below and return it to the Company to confirm your understanding and acceptance of the agreements contained in this Grant Agreement.

		Very truly yours,

		PROTECTION ONE, INC.

		By:

		Name:

		Title:

Enclosures:	1.	Extra copy of this Grant Agreement
	2.	Copy of the Plan attached hereto as Exhibit A

The undersigned hereby acknowledges having read this Grant Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of	GRANTEE

Name: